Exhibit 99.1

Collegium Announces Settlement Framework to Resolve Pending Opioid-Related Litigation

STOUGHTON, Mass., December 28, 2021 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company committed to being the leader in responsible pain management, today announced the execution of a settlement framework to resolve all 27 pending opioid-related lawsuits brought against the Company by cities, counties, and other subdivisions in the United States. The settlement framework provides for the Company to pay an amount not to exceed $2,750,000 in exchange for the dismissal, with prejudice, of all 27 pending cases and a release from liability related to the dismissed cases. The Company entered into the settlement framework, which is subject to approval by all parties of a final settlement agreement, to efficiently resolve this litigation, and the framework is not an admission of any liability or wrongdoing.

“We are pleased to be in a position to resolve these cases and move forward. We remain committed to our mission of being the leader in responsible pain management,” said Shirley Kuhlmann, Executive Vice President, General Counsel of Collegium.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “forecasts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the potential resolution of certain litigation matters and the Company’s plans to continue to defend against future litigation. Any forward-looking statements in this press release could be affected by risks and uncertainties relating to a number of factors, including the litigation strategy and preferences of the plaintiffs that have brought lawsuits against the Company and developments in the opioid industry litigation broadly. These and other risks are described under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q and subsequent filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:
Alex Dasalla

Head of Investor Relations and Corporate Communications

Adasalla@collegiumpharma.com